EXHIBIT 99.2
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Introduction
This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Harbinger Group Inc. (“HGI,” “we,” “us,” “our” and, collectively with its subsidiaries or as its accounting predecessor prior to June 16, 2010, the “Company”) should be read in conjunction with Selected Financial Data and our consolidated financial statements and related notes (the “Consolidated Financial Statements”) included elsewhere in this Report. Certain statements we make herein constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You should consider our forward-looking statements in light of our consolidated financial statements, related notes, and other financial information appearing elsewhere in this Report and our other filings with the Securities and Exchange Commission.
All references to Fiscal 2010, 2009 and 2008 refer to fiscal year periods ended September 30, 2010, 2009 and 2008, respectively.
HGI Overview
We are a holding company that is 93.3% owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Principal Stockholders”), not taking into account conversion of the Series A Participating Convertible Preferred Stock (the “Preferred Stock”) discussed below in “Recent Developments.”
We are focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. We view the acquisition of Spectrum Brands Holdings, Inc. (“Spectrum Brands”) and Fidelity & Guaranty Life Holdings, Inc. (“FGL,” formerly Old Mutual U.S. Life Holdings, Inc.), both discussed below under “Recent Developments,” as first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources.
In pursuing our strategy, we will utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York and an affiliate of the Principal Stockholders. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.
Recent Developments
On November 15, 2010, we completed an offering of $350 million aggregate principal amount of 10.625% senior secured notes due 2015 (the “10.625% Notes”). The net proceeds of the 10.625% Notes have been subsequently used to acquire FGL on April 6, 2011, as discussed below.
On January 7, 2011, we acquired a 54.5% controlling interest in Spectrum Brands, a diversified global branded consumer products company, by issuing approximately 119.9 million shares of our common stock to the Principal Stockholders in exchange for approximately 27.8 million shares of common stock of Spectrum Brands in a transaction we refer to as the Spectrum Brands Acquisition. As a result, the Principal Stockholders own approximately 93.3% of our outstanding common stock, not taking into account conversion of the Preferred Stock.
Spectrum Brands reflects the combination on June 16, 2010, of Spectrum Brands, Inc. (“SBI”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, in a transaction we refer to as the SB/RH Merger. As a result of the SB/RH Merger, Spectrum Brands issued an approximately 65% controlling financial interest to the Principal Stockholders and an approximately 35% noncontrolling financial interest to other stockholders. Prior to the SB/RH Merger, the Principal Stockholders owned approximately 40% and 100% of the outstanding common stock of SBI and Russell Hobbs, respectively. Spectrum Brands’ shares of common stock trade on the New York Stock Exchange under the symbol “SPB.”

Immediately prior to the Spectrum Brands Acquisition, the Principal Stockholders held the controlling financial interests in both us and Spectrum Brands. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification (“ASC”) Topic 805 — “Business Combinations,” and is accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control are recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent, if these amounts differ). Although we are the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented Spectrum Brands was an operating business and we were not. Therefore, Spectrum Brands has been reflected as the predecessor and receiving entity in our financial statements to provide a more meaningful presentation of the transaction to our stockholders. Accordingly, our financial statements have been retrospectively adjusted to reflect as our historical financial statements those of Spectrum Brands and SBI, and our assets and liabilities have been recorded at the Principal Stockholders’ basis as of the date that common control was first established (June 16, 2010). As SBI was the accounting acquirer in the SB/RH Merger, the financial statements of SBI are included as our predecessor entity for periods preceding the SB/RH Merger.
In connection with the Spectrum Brands Acquisition, we changed our fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands.
On March 9, 2011, we acquired Harbinger F&G, LLC (formerly, Harbinger OM, LLC), a Delaware limited liability company (“HFG”), and FS Holdco Ltd., a Cayman Islands exempted limited company (“FS Holdco”), from the Master Fund under a transfer agreement (the “Transfer Agreement”) entered into on March 7, 2011. As a result, we indirectly assumed the rights and obligations of HFG to acquire all of the outstanding shares of capital stock of FGL and certain intercompany loan agreements between OM Group (UK) Limited (“OM Group”) as lender, and FGL, as borrower, in consideration for $350 million, which could be reduced by up to $50 million post closing if certain regulatory approval is not received. FS Holdco Ltd. is a recently formed holding company, which is the indirect parent company of Front Street Re, L td. (“Front Street”), a recently formed Bermuda-based reinsurer. Neither HFG nor FS Holdco has engaged in any business other than transactions contemplated under the Transfer Agreement. See Note 17 to our Consolidated Financial Statements for additional information regarding this transaction.
On April 6, 2011, we completed the acquisition of FGL for a cash purchase price of $350 million, which could be reduced by up to $50 million post closing if certain regulatory approval is not received, from OM Group in a transaction we refer to as the FGL Acquisition. We expect to incur approximately $22 million of expenses related to this transaction, which include reimbursements to the Master Fund of $13.3 million and a $5 million purchase price adjustment re-characterized as an expense since OM Group made a $5 million expense reimbursement to the Master Fund upon closing of the FGL Acquisition. As of April 30, 2011, FGL, through its insurance subsidiaries, is a provider of fixed annuity products in the U.S., with approximately 790,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 25,000 agents nationwide. At December 31, 2010, FGL had approximately $16.7 billion in investment assets. The FGL Acquisition will be accounted for under the acquisition method of accounting. Accordingly, the results of FGL’s operations will be included in our consolidated financial statements commencing April 6, 2011. See Note 17 to our Consolidated Financial Statements for additional information regarding this transaction.
On May 13, 2011, we issued 280,000 shares of Preferred Stock in a private placement for total gross proceeds of $280 million. The Preferred Stock (i) is mandatorily redeemable for cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into our common stock at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into common stock, (iv) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (v) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if we achieve specified rates of growth measured by increases in our net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with the common stock. We expect to use the net proceeds of $269 million, net of related fees and expenses of approximately $11 million, from the issuance of the Preferred Stock for general corporate purposes, which may include acquisitions and other investments.
We currently operate in one segment: consumer products. Beginning in the third fiscal quarter of 2011, we will also operate in the insurance business as a result of the FGL Acquisition.
Consumer Products Business
Through Spectrum Brands, we are a diversified global branded consumer products company with positions in seven major product categories: consumer batteries; pet supplies; home and garden control products; electric shaving and grooming; small appliances; electric personal care; and portable lighting.
We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. With the addition of Russell Hobbs we design, market and distribute a broad range of branded small household appliances and personal care products. Our manufacturing and product development facilities are located in the United States, Europe, Latin America and Asia. Substantially all of our rechargeable batteries and chargers, shaving and grooming products, small household appliances, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.
We sell our products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.
Our “Spectrum Value Model” is at the heart of our operating approach. This model emphasizes providing value to the consumer with products that work as well as or better than our competition for a lower cost. We do this while also delivering higher retailer margins. We concentrate our efforts to win at point of sale and on creating and maintaining a low-cost, efficient operating structure.
Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies.
Chapter 11 Proceedings of SBI in Fiscal 2009
As a result of substantial leverage, SBI determined that, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due and be at risk of not satisfying the leverage ratios to which it was subject under its then existing senior secured term loan facility, which ratios became more restrictive in future periods. Accordingly, on February 3, 2009, SBI, at the time a Wisconsin corporation, and each of its wholly-owned U.S. subsidiaries (collectively, the “Debtors”) announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of its then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce its outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”). The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”). The term “Predecessor” refers only to SBI prior to the Effective Date and “Successor” refers to the periods subsequent to the Effective Date.

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of the Predecessor’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Spectrum Brands filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, Spectrum Brands issued a total of 27,030,000 shares of common stock and $218 million of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to the Predecessor’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 7, Debt, to our Consolidated Financial Statements filed with this report.) Also on the Effective Date, Spectrum Brands issued a total of 2,970,000 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.
As a result of Spectrum Brands Bankruptcy Filing, Spectrum Brands was able to significantly reduce its indebtedness. As a result of the SB/RH Merger, Spectrum Brands was able to further reduce its outstanding debt leverage ratio. However, Spectrum Brands continues to have a significant amount of indebtedness relative to its competitors and paying down outstanding indebtedness continues to be a priority for it.
Accounting for Reorganization
Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), Spectrum Brands’ financial statements were prepared in accordance with ASC 852. ASC 852 does not change the application of accounting principles generally accepted in the United States of America (""GAAP'') in the preparation of Spectrum Brands’ consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 Spectrum Brands has done the following:
•	On the four column consolidated balance sheet as of August 30, 2009, which is included in Note 2, Voluntary Reorganization Under Chapter 11, to our Consolidated Financial Statements, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business, by separately disclosing Reorganization items expense (income), net, consisting of the following: (i) Fresh-start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items; and

•	Ceased accruing interest on the Predecessor’s then outstanding senior subordinated notes.
Fresh-Start Reporting
As required by ASC 852, Spectrum Brands adopted fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code as of its monthly period ended August 30, 2009 as is reflected in this Report.
Since the reorganization value of the assets of the Predecessor immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims and the holders of the Predecessor’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity, Spectrum Brands adopted fresh-start reporting as of the close of business on August 30, 2009 in accordance with ASC 852. The Consolidated Balance Sheet as of August 30, 2009 gives effect to allocations to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting.
Spectrum Brands analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, through August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as they represented less than one-percent of the total Net sales for the entire fiscal year ended September 30, 2009. As such, Spectrum Brands determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with its normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the

Predecessor prior to the adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of the Successor.
Cost Reduction Initiatives
Spectrum Brands continually seeks to improve operational efficiency, match manufacturing capacity and product costs to market demand and better utilize manufacturing resources. Spectrum Brands has undertaken various initiatives to reduce manufacturing and operating costs.
Fiscal 2009. In connection with Spectrum Brands’ announcement to reduce its headcount and exit certain facilities in the U.S., the Company implemented a number of cost reduction initiatives (the “Global Cost Reduction Initiatives”). These initiatives also included consultation, legal and accounting fees related to the evaluation of its capital structure.
Fiscal 2008. In connection with Spectrum Brands’ decision to exit its zinc carbon and alkaline battery manufacturing and distribution facility in Ninghai, China, the Company undertook cost reduction initiatives (the “Ningbo Exit Plan”). These initiatives include fixed cost savings by integrating production equipment into the remaining production facilities and headcount reductions.
Fiscal 2007. In connection with the “Global Realignment Initiatives,” Spectrum Brands undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating levels including a headcount reduction of approximately 200 employees.
Spectrum Brands also implemented a series of “Latin America Initiatives”. These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. As a result, Spectrum Brands reduced headcount in Latin America by approximately 100 employees.
Fiscal 2006. As a result of continued concern regarding the European economy, Spectrum Brands announced a series of initiatives in the in Europe to reduce operating costs and rationalize its manufacturing structure (the “European Initiatives”). These initiatives include the reduction of certain operations at the Ellwangen, Germany packaging center and relocating those operations to the Dischingen, Germany battery plant, transferring private label battery production at the Dischingen, Germany battery plant to the manufacturing facility in China and restructuring the sales, marketing and support functions. As a result, Spectrum Brands has reduced headcount in Europe by approximately 350 employees or 24%.

Results of Operations
Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009
Fiscal 2010, when referenced within this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included in this Report, includes the results of Spectrum Brands for the full year and the results of Russell Hobbs and HGI for the period of June 16, 2010 through September 30, 2010.
Fiscal 2009, when referenced within this MD&A included in this Report, includes the combined results of the Predecessor for the period from October 1, 2008 through August 30, 2009 and the Successor for the period from August 31, 2009 through September 30, 2009.
Highlights of Consolidated Operating Results
Year over year historical comparisons are influenced by the Spectrum Brands Acquisition and the acquisition of Russell Hobbs, which is included in our Fiscal 2010 Consolidated Statement of Operations from June 16, 2010, the date of the SB/RH Merger, through the end of the period. The results of Russell Hobbs are not included in our Fiscal 2009 Consolidated Financial Statements of Operations. See Note 15, Acquisition, to our Consolidated Financial Statements filed with this Report for supplemental pro forma information providing additional year over year comparisons of the impact of the acquisition. In addition, as a result of the HGI acquisition of Spectrum Brands being accounted for similar to the pooling of interest method, we have included the results of HGI from June 16, 2010, the date at which both HGI and Spectrum Brands were entities under common control, through the end of the period. The results of HGI are not included in our Fiscal 2009 results.
Net Sales. Net sales for Fiscal 2010 increased to $2,567 million from $2,231 million in Fiscal 2009, a 15% increase. Consolidated net sales by product line for Fiscal 2010 and 2009 are as follows (in millions):

	Fiscal Year		Increase
	2010	2009	(Decrease)
Product line net sales
Consumer batteries	$866	$819	$47
Pet supplies	566	574	(8)
Home and garden control products	343	322	21
Electric shaving and grooming products	257	225	32
Small appliances	231	—	231
Electric personal care products	216	211	5
Portable lighting products	88	80	8

Total net sales to external customers	$2,567	$2,231	$336

Global consumer battery sales during Fiscal 2010 increased $47 million, or 6%, compared to Fiscal 2009, primarily driven by favorable foreign exchange impacts of $15 million coupled with increased sales in North America and Latin America. The sales increase in North America was driven by increased volume with a major customer and the increased sales in Latin America were a result of increased specialty battery sales, driven by successfully leveraging Spectrum Brands’ value proposition, that is, products that work as well as or better than its competitors, at a lower price. These gains were partially offset by decreased consumer battery sales of $22 million in Europe, primarily due to the continued exit of low margin private label battery sales.
Pet product sales during Fiscal 2010 decreased $8 million, or 1%, compared to Fiscal 2009. The decrease of $8 million is attributable to decreased aquatics sales of $11 million and decreased specialty pet products of $6 million, which was partially offset by the SB/RH Merger as it accounted for a net sales increase of $6 million during Fiscal 2010. Also offsetting the decreases was favorable foreign exchange impacts of $3 million. The $11 million decrease in aquatic sales is due to decreases within the United States and Pacific Rim of $6 million and $5 million, respectively, as a result of reduction in demand in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The $6 million decrease in companion animal sales is due to a $9 million decline in the United States, primarily driven by a distribution loss of at a major retailer of certain dog shampoo products and the impact of a product recall, which was tempered by increases of $3 million in Europe.

Sales of home and garden control products during Fiscal 2010 versus Fiscal 2009 increased $21 million, or 6%. This increase is a result of additional sales to major customers that was driven by incentives to retailers and promotional campaigns during the year in both lawn and garden control products and household control products.
Electric shaving and grooming product sales during Fiscal 2010 increased $32 million, or 14%, compared to Fiscal 2009 primarily due to increased sales within Europe of $25 million coupled with favorable foreign exchange translation of $5 million. The increase in Europe sales is a result of new product launches, pricing and promotions.
Small appliances contributed $231 million or 9% of total net sales for Fiscal 2010. This represents sales related to Russell Hobbs from the date of the consummation of the SB/RH Merger, June 16, 2010 through the close of Fiscal 2010.
Electric personal care product sales during Fiscal 2010 increased $5 million, or 2%, when compared to Fiscal 2009. The increase of $5 million during Fiscal 2010 was attributable to favorable foreign exchange impacts of $2 million coupled with modest sales increases within Latin America and North America of $3 million and $1 million, respectively. These sales increases were partially offset by modest declines in Europe of $2 million.
Sales of portable lighting products in Fiscal 2010 increased $8 million, or 10%, compared to Fiscal 2009 as a result of increases in North America of $3 million coupled with favorable foreign exchange translation of $2 million. Sales of portable lighting products also increased modestly in both Europe and Latin America.
Gross Profit. Gross profit for Fiscal 2010 was $921 million versus $816 million for Fiscal 2009. Our gross profit margin for Fiscal 2010 decreased to 35.9% from 36.6% in Fiscal 2009. The decrease in our gross profit margin is primarily a result of Spectrum Brands’ adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code. Upon the adoption of fresh-start reporting, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, Spectrum Brands recognized $34 million in additional cost of goods sold during Fiscal 2010 compared to $15 million of additional cost of goods sold recognized in Fiscal 2009. The impact of the inventory revaluation was offset by lower Restructuring and related charges in Cost of goods sold during Fiscal 2010, which included $7 million of Restructuring and related charges whereas Fiscal 2009 included $13 million of Restructuring and related charges. The Restructuring and related charges incurred in Fiscal 2010 were primarily associated with cost reduction initiatives announced in 2009. The $13 million of Restructuring and related charges incurred in Fiscal 2009 primarily related to the shutdown of our Ningbo, China battery manufacturing facility. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements for additional information regarding our restructuring and related charges.
Selling, General & Administrative Expense. Selling, general and administrative expenses (“SG&A”) for Fiscal 2010 totaled $668 million versus $568 million for Fiscal 2009. The $100 million increase in SG&A for Fiscal 2010 versus Fiscal 2009 was partially driven by $52 million of SG&A for the addition of Russell Hobbs and $2 million of SG&A for the corporate expenses at HGI, which are reflected commencing June 16, 2010 (the date that common control was first established over Spectrum Brands and HGI) in the accompanying Consolidated Statements of Operations for Fiscal 2010. Also included in SG&A for Fiscal 2010 was additional depreciation and amortization as a result of the revaluation of Spectrum Brands’ long lived assets in connection with its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, an increase of $14 million in stock compensation expense and an unfavorable foreign exchange translation of $7 million.
Acquisition and integration related charges. Acquisition and integration related charges include but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the SB/RH Merger and other acquisition related work at HGI. We incurred $45 million of Acquisition and integration related charges during Fiscal 2010, which consisted of the following: (i) $31 million of legal and professional fees; (ii) $10 million of employee termination charges; and (iii) $4 million of integration costs. There were no comparable expenses for Fiscal 2009.

Restructuring and Related Charges. The following table summarizes all restructuring and related charges we incurred in Fiscal 2010 and Fiscal 2009 (in millions):

	2010	2009
Costs included in cost of goods sold:
Global Cost Reduction Initiatives:
Termination benefits	$2.6	$0.2
Other associated costs	2.3	2.3
Ningbo Exit Plan:
Termination benefits	—	0.9
Other associated costs	2.1	8.6
Global Realignment Initiatives:
Termination benefits	0.2	0.3
Other associated costs	(0.1)	0.9
Latin America Initiatives:
Termination benefits	—	0.2

Total included in cost of goods sold	$7.1	$13.4

Costs included in operating expenses:
Global Cost Reduction Initiatives:
Termination benefits	$4.3	$6.6
Other associated costs	9.3	11.3
Ningbo Exit Plan:
Other associated costs	—	1.3
Global Realignment Initiatives:
Termination benefits	5.4	7.1
Other associated costs	(1.9)	3.5
European Initiatives:
Termination benefits	(0.1)	—
United & Tetra integration:
Termination benefits	—	2.3
Other associated costs	—	0.3

Total included in operating expenses	$17.0	$32.4

Total restructuring and related charges	$24.1	$45.8

As part of Spectrum Brands’ Global Realignment Initiatives, it recorded approximately $4 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $89 million, of which less than $1 million is expected to be incurred during the next fiscal year.
During Fiscal 2008, Spectrum Brands implemented an initiative within the global batteries and personal care product lines to reduce operating costs and rationalize its manufacturing structure. These initiatives, which are substantially complete, include the exit of the battery manufacturing facility in Ningbo Baowang China (“Ningbo”) (the “Ningbo Exit Plan”). Spectrum Brands recorded approximately $2 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, in connection with the Ningbo Exit Plan. They have recorded pretax and restructuring and related charges of approximately $29 million since the inception of the Ningbo Exit Plan.
During Fiscal 2009, Spectrum Brands implemented a series of initiatives known as the “Global Cost Reduction Initiatives” to reduce operating costs as well as evaluate opportunities to improve its capital structure. These initiatives include headcount reductions and the exit of certain facilities in the U.S. related to the pet supplies product line. These initiatives also included consultation, legal and accounting fees related to the evaluation of Spectrum Brands’

capital structure. Spectrum Brands recorded $18 million and $20 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through March 31, 2014, are projected at approximately $65 million, of which approximately $27 million are expected to be incurred in future periods.

See Note 14, Restructuring and Related Charges, of our Consolidated Financial Statements for additional information regarding our restructuring and related charges.
Goodwill and Intangibles Impairment. ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010 and 2009, Spectrum Brands tested its goodwill and indefinite-lived intangible assets. As a result of this testing, Spectrum Brands recorded a non-cash pretax impairment charge of $34 million in Fiscal 2009. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments. See Note 6, Goodwill and Intangibles, of our Consolidated Financial Statements for further details on this impairment charge.
Interest Expense. Interest expense in Fiscal 2010 increased to $277 million from $190 million in Fiscal 2009. The increase was driven primarily by the following unusual items: (i) $55 million representing the write-off of the unamortized portion of discounts and premiums related to debt that was paid off in conjunction with the refinancing of Spectrum Brands’ debt structure, a non-cash charge; (ii) $13 million related to bridge commitment fees while these debts were being refinanced; (iii) $7 million representing the write-off of the unamortized debt issuance costs related to debt that was paid off, a non-cash charge; (iv) $4 million related to a prepayment premium; and (v) $3 million related to the termination of a Euro-denominated interest rate swap.
Other Expense (Income), net. Other expense (income), net was $12 million for Fiscal 2010. Fiscal 2010 included a $10 million expense for a foreign exchange loss recognized in connection with the designation of Spectrum Brands’ Venezuelan subsidiary as being in a highly inflationary economy, as well as the devaluation of Venezuela’s currency. At January 4, 2010, the beginning of our second quarter of Fiscal 2010, we determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for Spectrum Brands’ Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in stockholders’ equity as a component of accumulated other comprehensive (loss) income.
In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of our imported products fall into the essential classification and qualify for the 2.6 rate; however, our overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, we remeasured the local statement of financial position of our Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, we determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, we changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an immaterial ongoing impact related to measuring our Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.
Reorganization Items. During Fiscal 2010, Spectrum Brands, in connection with its reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items (expense), net of approximately $(4) million, which primarily consisted of legal and professional fees. During Fiscal 2009, the Predecessor recorded Reorganization items income, net, which represents a gain of approximately $1,143 million. Reorganization items (expense) income, net included the following: (i) gain on cancellation of debt of $147 million; (ii) gains in connection with fresh-start reporting adjustments of $1,088 million; (iii) legal and professional fees of $(75) million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $(11) million; and (v) a provision for rejected leases of $(6) million. During Fiscal 2009, Spectrum Brands recorded Reorganization items (expense) income, net which represents expense of $(4) million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of our Consolidated Financial Statements included in this Report for more information related to the reorganization under Chapter 11 of the Bankruptcy Code.
Income Taxes. We reported a consolidated provision for income taxes, despite a pretax loss from continuing operations, reflecting an effective rate of (47.8%) for the year ended September 30, 2010. Such rate differs from the U.S. Federal statutory rate of 35% principally due to (i) deferred income tax provision related to the change in book versus tax basis of indefinite lived intangibles, which are amortized for tax purposes but not for book purposes, (ii) pretax losses in the United States and some foreign jurisdictions for which no tax benefit can be recognized due to full valuation allowances we have provided on our net operating loss carryforward tax benefits and other deferred tax assets and (iii) pretax income in other jurisdictions that is subject to tax.
Our effective tax rate on pretax income or losses from continuing operations was approximately 2.0% for the Predecessor and (256)% for the Successor during Fiscal 2009. The primary drivers of the differences in the effective rates as compared to the U.S. statutory rate of 35% were the fresh-start reporting valuation adjustment in the Fiscal 2009 Predecessor period and residual taxes on the actual and deemed distribution of foreign earnings in the Fiscal 2009 Successor period.
As of September 30, 2010, Spectrum Brands has U.S. Federal and state net operating loss carryforwards of approximately $1,087 million and $936 million, respectively. These net operating loss carryforwards expire through years ending in 2031, and have foreign loss carryforwards of approximately $195 million, which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. Spectrum Brands is subject to an annual limitation on the use of its U.S. net operating losses that arose prior to its emergence from bankruptcy. Spectrum Brands has had multiple changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that subject its U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of its stock (as defined for tax purposes) on the date of the ownership change, net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. In addition, separate return year limitations apply to limit Spectrum Brands’ utilization of the acquired Russell Hobbs U.S. Federal and state net operating losses to future income of the Russell Hobbs subgroup. Based on these factors, Spectrum Brands projects that $296 million of the total U.S. Federal and $463 million of the state net operating loss will expire unused. In addition, Spectrum Brands projects that $38 million of the total foreign net operating loss carryforwards will expire unused. A full valuation allowance has been provided against these deferred tax assets.
Spectrum Brands recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. In accordance with the IRC Section 108, Spectrum Brands has reduced its net operating loss carryforwards for cancellation of debt income that arose from its emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).
The ultimate realization of Spectrum Brands’ deferred tax assets depends on its ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. Spectrum Brands establishes valuation allowances for deferred tax assets when it estimates it is more likely than not that the tax assets will not be realized. These estimates are based on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact the ability to project future income. ASC Topic 740: “Income Taxes” (“ASC 740”) requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, Spectrum Brands periodically assesses the likelihood that its deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate.
HGI’s valuation allowance at September 30, 2010 totaled $5 million principally due to our inability to recognize an income tax benefit on our pretax losses during 2010.

Spectrum Brands’ total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $331 million at September 30, 2010. Of this amount, approximately $300 million relates to U.S. net deferred tax assets and approximately $31 million relates to foreign net deferred tax assets. In connection with the SB/RH Merger, Spectrum Brands established an additional valuation allowance of approximately $104 million related to acquired net deferred tax assets as part of acquisition accounting. In 2009, the Predecessor recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. Spectrum Brands recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of Spectrum Brands’ income. Total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million relates to foreign net deferred tax assets. A non-cash deferred income tax charge of approximately $257 million was recorded related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. It was also determined that a valuation allowance was no longer required in Brazil and thus a $31 million benefit was recoded to reverse the valuation allowance previously established. Total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 Spectrum Brands recorded a non-cash pretax impairment charge of approximately $34 million. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million. See “Goodwill and Intangibles Impairment” above, as well as Note 6, Goodwill and Intangibles, of our Consolidated Financial Statements for additional information regarding these non-cash impairment charges.
In addition, Spectrum Brands’ income tax provision for the year ended September 30, 2010 reflects the correction of a prior period error which increases income tax provision by approximately $6 million.
ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. As a result, we recognized no cumulative effect adjustment at the time of adoption. As of September 30, 2010 and September 30, 2009, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods was $13 million and $8 million, respectively. See Note 8, Income Taxes, of our Consolidated Financial Statements for additional information.
Discontinued Operations. During Fiscal 2009, Spectrum Brands shut down its growing products line, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. Accordingly, the presentation herein of the results of continuing operations excludes growing products for all periods presented. See Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on the disposal of the growing products line. The following amounts related to the growing products line have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2010 and Fiscal 2009, respectively (in millions):

	2010	2009
Net sales	$—	$31.3

Loss from discontinued operations before income taxes	$(2.5)	$(90.9)
Income tax expense (benefit)	0.2	(4.5)

Loss from discontinued operations, net of tax	$(2.7)	$(86.4)

Noncontrolling Interest. The net loss attributable to noncontrolling interest of $46 million in Fiscal 2010 reflects the 45.5% share of the net loss of Spectrum Brands from June 16, 2010 through September 30, 2010 attributable to the noncontrolling interest not owned by HGI. There were no comparable amounts in the Fiscal 2009 Successor and Predecessor periods since the net losses for those periods were entirely attributable to the shareholders of the accounting predecessor, SBI.
Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008
Fiscal 2009, when referenced within this MD&A included in this Report, includes the combined results of the Predecessor for the period from October 1, 2008 through August 30, 2009 and the Successor for the period from August 31, 2009 through September 30, 2009.
Fiscal 2008, when referenced within this MD&A included in this Report, includes the results of the Predecessor for the period from October 1, 2007 through September 30, 2008.
Net Sales. Consolidated net sales by product line for Fiscal 2009 and 2008 are as follows (in millions):

	Fiscal Year		Increase
	2009	2008	(Decrease)
Product line net sales
Consumer batteries	$819	$916	$(97)
Pet supplies	574	599	(25)
Home and garden control products	322	334	(12)
Electric shaving and grooming products	225	247	(22)
Electric personal care products	211	231	(20)
Portable lighting products	80	100	(20)

Total net sales to external customers	$2,231	$2,427	$(196)

Global consumer battery sales during Fiscal 2009 decreased $97 million, or 11%, compared to Fiscal 2008, primarily driven by unfavorable foreign exchange impacts of $70 million coupled with decreased consumer battery sales of $50 million and $15 million in Latin America and Europe, respectively. These declines were partially offset by increased consumer battery sales, mainly alkaline batteries, in North America of $38 million. The alkaline battery sales increase in North America is mainly due to higher volume at a major customer coupled with new distribution. The decreased consumer battery sales in Latin America is a result of a slowdown in economic conditions in all countries and inventory de-stocking at retailers mainly in Brazil. Zinc carbon batteries decreased $35 million while alkaline battery sales were down $15 million in Latin America. The decreased consumer battery sales within Europe are primarily attributable to the decline in alkaline battery sales due to a slowdown in economic conditions and the continued efforts to exit unprofitable or marginally profitable private label battery sales.
Pet supplies product sales during Fiscal 2009 decreased $25 million, or 4%, compared to Fiscal 2008. The decrease of $25 million is primarily attributable to decreased aquatics sales of $27 million coupled with unfavorable foreign exchange impacts of $11 million. These decreases were partially offset by increases of $13 million within specialty pet products. The decrease in aquatics sales of $27 million during Fiscal 2009 was attributable to declines in the U.S., Europe and Pacific Rim of $14 million, $10 million and $3 million, respectively. The declines in the U.S. were a result of decreased sales of large equipment, such as aquariums, driven by softness in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The declines in Europe were due to inventory de-stocking at retailers and weak filtration product sales, both a result of the slowdown in economic conditions. The declines the Pacific Rim were also a result of the slowdown in economic conditions. The increase of $13 million in specialty pet products is a result of increased sales of our Dingo brand dog treats coupled with price increases on select products, primarily in the U.S.
Sales of home and garden control products decreased $12 million during Fiscal 2009 versus Fiscal 2008, or 4%, primarily due to retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor lawn and garden control season six weeks early as compared to prior year seasons and the decision to exit certain unprofitable or marginally profitable products. This decrease in sales within lawn and garden control products was partially offset by increased sales of household insect control products.

Electric shaving and grooming product sales during Fiscal 2009 decreased $22 million, or 9%, compared to Fiscal 2008 primarily due to unfavorable foreign exchange translation of $19 million. The decline of $3 million, excluding unfavorable foreign exchange, was due to a $7 million decrease of sales within North America, which was partially offset by slight increases within Europe and Latin America of $3 million and $1 million, respectively. The decreased sales of electric shaving and grooming products within North America were a result of delayed inventory stocking at certain major customers for the 2009 holiday season which in turn resulted in a delay of product shipments that historically would have been recorded during the fourth quarter of the fiscal year. The increases within Europe and Latin America were driven by new product launches, pricing and promotions.
Electric personal care product sales during Fiscal 2009 decreased $20 million, or 9%, when compared to Fiscal 2008. The decrease of $20 million during Fiscal 2009 was attributable to unfavorable foreign exchange impacts of $24 million and declines in North America of $7 million. These decreases were partially offset by increases within Europe and Latin America of $8 million and $3 million, respectively. Similar to the electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking by customers which in turn resulted in a delay of product shipments that historically would have been recorded during the fourth quarter of the fiscal year. The increased sales within Europe and Latin America were a result of successful product launches, mainly in women’s hair care.
Sales of portable lighting products in Fiscal 2009 decreased $20 million, or 20%, compared to Fiscal 2008 as a result of unfavorable foreign exchange impacts of $5 million coupled with declines in North America, Latin America and Europe of $9 million, $3 million and $1 million, respectively. The decreases across all regions are a result of the slowdown in economic conditions and decreased market demand.
Gross Profit. Gross profit for Fiscal 2009 was $816 million versus $920 million for Fiscal 2008. Our gross profit margin for Fiscal 2009 decreased to 36.6% from 37.9% in Fiscal 2008. Gross profit was lower in Fiscal 2009 due to unfavorable foreign exchange impacts of $58 million. As a result of the adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued as of August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, Spectrum Brands recognized $15 million in additional cost of goods sold in Fiscal 2009. The remaining $34 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010. These inventory revaluation adjustments are non-cash charges. In addition, in connection with the adoption of fresh-start reporting, and in accordance with ASC 852, Spectrum Brands revalued its properties as of August 30, 2009 which resulted in an increase to such assets of $34 million. As a result of the revaluation of properties, during Fiscal 2009, Spectrum Brands incurred an additional $2 million of depreciation charges within cost of goods sold. See Note 2, Voluntary Reorganization Under Chapter 11, of our Consolidated Financial Statements for more information related to the reorganization under Chapter 11 of the Bankruptcy Code and fresh-start reporting. Offsetting the unfavorable impacts to gross margin, Spectrum Brands incurred $13 million of Restructuring and related charges, within Costs of goods sold, during Fiscal 2009, compared to $16 million in Fiscal 2008. The $13 million in Fiscal 2009 primarily related to the 2009 Cost Reduction Initiatives and the Ningbo Exit Plan, while the Fiscal 2008 charges were primarily related to the Ningbo Exit Plan. See “Restructuring and Related Charges” below for additional information regarding restructuring and related charges.
Selling, General & Administrative Expense. SG&A for Fiscal 2009 totaled $568 million versus $695 million for Fiscal 2008. This $127 million decrease in SG&A for Fiscal 2009 versus Fiscal 2008 was primarily driven by the positive impact related to foreign exchange of $37 million in Fiscal 2009 coupled with the non-recurrence of a charge in Fiscal 2008 of $18 million associated with the depreciation and amortization related to the assets of the growing products line incurred as a result of the reclassification of the growing products line from discontinued operations to continuing.
Restructuring and Related Charges. The following table summarizes all restructuring and related charges we incurred in 2009 and 2008 (in millions):

	2009	2008
Costs included in cost of goods sold:
Global Cost Reduction Initiatives:
Termination benefits	$0.2	$—
Other associated costs	2.3	—
Ningbo Exit Plan:
Termination benefits	0.9	1.2
Other associated costs	8.6	15.2
Global Realignment initiatives:
Termination benefits	0.3	0.1
Other associated costs	0.9	0.1
Latin America initiatives:
Termination benefits	0.2	—
Other associated costs	—	0.3
European initiatives:
Termination benefits	—	(0.8)
Other associated costs	—	0.1
United & Tetra integration:
Other associated costs	—	0.3

Total included in cost of goods sold	$13.4	$16.5

Costs included in operating expenses:
Global Cost Reduction Initiatives:
Termination benefits	$6.6	$—
Other associated costs	11.3	—
Ningbo Exit Plan:
Other associated costs	1.3	—
Global Realignment:
Termination benefits	7.1	12.3
Other associated costs	3.5	7.5
Latin America initiatives:
Termination benefits	—	0.1
United & Tetra integration:
Termination benefits	2.3	2.0
Other associated costs	0.3	0.9

Total included in operating expenses	$32.4	$22.8

Total restructuring and related charges	$45.8	$39.3

In connection with the acquisitions of United Industries Corporation (“United”)and Tetra Holding GmbH (“Tetra”) in Fiscal 2005, Spectrum Brands implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into our operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities of our global pet supplies business. In addition, certain corporate functions were shifted to Spectrum Brands’ then global headquarters in Atlanta, Georgia. Spectrum Brands recorded approximately $(1) million of restructuring and related charges during Fiscal 2009, to adjust prior estimates and eliminate the accrual, and no charges during Fiscal 2008.
Effective October 1, 2006, Spectrum Brands suspended initiatives to integrate the activities of the growing products line into the operations in Madison, Wisconsin. Spectrum Brands recorded $1 million of restructuring and related charges during Fiscal 2009 and de minimis restructuring and related charges in Fiscal 2008 in connection with the integration of the United home and garden business.
Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of our distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. Spectrum Brands recorded approximately $2 million and $3 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively.
Spectrum Brands has implemented a series of initiatives in Europe to reduce operating costs and rationalize its manufacturing structure (the “European Initiatives to reduce operating costs and rationalize the manufacturing structure. These initiatives include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to the manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. In connection with the European Initiatives, Spectrum Brands recorded de minimis pretax restructuring and related charges in Fiscal 2009 and approximately $(1) million in pretax restructuring and related charges, representing the true-up of reserve balances, during Fiscal 2008.
Spectrum Brands has implemented a series of initiatives in Latin America to reduce operating costs (the “Latin American Initiatives”). The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. Spectrum Brands recorded de minimis pretax restructuring and related charges during both Fiscal 2009 and Fiscal 2008 in connection with the Latin American Initiatives.
As part of Spectrum Brands Global Realignment Initiatives, it recorded approximately $11 million and $20 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively. Costs associated with these initiatives relate primarily to severance.
See Note 14, Restructuring and Related Charges, of our Consolidated Financial Statements for additional information regarding our restructuring and related charges.
Goodwill and Intangibles Impairment. ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2009 and 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $259 million related to the impairment of trade name intangible assets. See Note 6, Goodwill and Intangibles, of our Consolidated Financial Statements for further details on these impairment charges.
Interest Expense. Interest expense in Fiscal 2009 decreased to $190 million from $229 million in Fiscal 2008. The decrease in Fiscal 2009 is primarily due to ceasing the accrual of interest on the Predecessor’s Senior Subordinated Notes, partially offset by the accrual of the default interest on our U.S. Dollar Term B Loan and Euro facility and ineffectiveness related to interest rate derivative contracts. Contractual interest not accrued on the Senior

Subordinated Notes during Fiscal 2009 was $56 million. See Liquidity and Capital Resources—Debt Financing Activities and Note 7, Debt, of our Consolidated Financial Statements for additional information regarding our outstanding debt.
Reorganization Items. During Fiscal 2009, the Predecessor, in connection with Spectrum Brands’ reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items income, net, which represents a gain of approximately $1,143 million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $147 million; (ii) gains in connection with fresh-start reporting adjustments of $1,088 million; (iii) legal and professional fees of $(75) million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $(11) million; and (v) a provision for rejected leases of $(6) million. During Fiscal 2009, Spectrum Brands recorded Reorganization items (expense), net which represents expense of $(4) million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of our Consolidated Financial Statements for more information related to our reorganization under Chapter 11 of the Bankruptcy Code.
Income Taxes. Our effective tax rate on pretax income or loss from continuing operations was approximately 2.0% for the Predecessor and (256)% for the Successor during Fiscal 2009. Our effective tax rate on pretax loss from continuing operations was approximately 1.0% for Fiscal 2008. The primary drivers of the change in our effective rate for Spectrum Brand for Fiscal 2009 as compared to Fiscal 2008 relate to residual income taxes recorded on the actual and deemed distribution of foreign earnings in Fiscal 2009. The change in the valuation allowance related to these dividends was recorded against goodwill as an adjustment for release of valuation allowance. The primary drivers for Fiscal 2008 include tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset and the tax impact of the impairment charges.
We recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. In 2010, we reduced our net operating loss carryforwards for any cancellation of debt income in accordance with IRC Section 108 that arises from Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).
In 2009, the Predecessor recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. Spectrum Brands recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of the recognition of pre-fresh start deferred tax assets to offset Spectrum Brands income. Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized was approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million related to foreign net deferred tax assets. We recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, was approximately $496 million at September 30, 2008. Of this amount, approximately $468 million related to U.S. net deferred tax assets and approximately $28 million related to foreign net deferred tax assets.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 and Fiscal 2008, we recorded non- cash pretax impairment charges of approximately $34 million and $861 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million and $143 million, respectively. See “Goodwill and Intangibles Impairment” above for additional information regarding these non-cash impairment charges.
See Note 8, Income Taxes, of our Consolidated Financial Statements for additional information.
Discontinued Operations. During Fiscal 2009, Spectrum Brands shut down the growing products, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. Accordingly, the presentation herein of the results of continuing operations excludes growing products for all periods presented. See Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on the disposal of the growing products The following amounts related to the growing products line have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2009 and Fiscal 2008, respectively (in millions):

	2009	2008
Net sales	$31.3	$261.4

Loss from discontinued operations before income taxes	$(90.9)	$(27.1)
Income tax benefit	(4.5)	(2.1)

Loss from discontinued operations, net of tax	$(86.4)	$(25.0)

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, Spectrum Brands recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products in order to reflect the estimated fair value of this business.
On November 1, 2007, Spectrum Brands sold the Canadian division of the growing products line to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and was used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the Consolidated Statements of Cash Flows included in this Report. On February 5, 2008, Spectrum Brands finalized the contractual working capital adjustment in connection with this sale which increased the received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments a loss on disposal of approximately $1 million, net of tax benefit, was recorded. Accordingly, the presentation herein of the results of continuing operations excludes the Canadian division of the growing products line for all periods presented. See Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on this sale.
The following amounts related to the Canadian division of the growing products line have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008:

2008(A)
Net sales	$4.7

Loss from discontinued operations before income taxes	$(1.9)
Income tax benefit	(0.7)

Loss from discontinued operations, net of tax	$(1.2)

(A)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.
Liquidity and Capital Resources
HGI
HGI’s liquidity needs are primarily for interest payments on our 10.625% Notes (approximately $37 million per year) and dividend payments on our Preferred Stock (approximately $22 million per year), professional fees (including advisory services, legal and accounting fees), salaries and benefits, office rent, pension expense and insurance costs. HGI’s current source of liquidity is its cash, cash equivalents and investments. Because HGI has historically limited its investments principally to U.S. Government instruments, HGI does not presently earn significant interest income. In the future, HGI may expand its investment approach to include investments that will generate greater returns. HGI is exploring alternative investment opportunities for its cash while it searches for acquisition opportunities. HGI expects its cash, cash equivalents and investments to continue to be a source of liquidity except to the extent they may be used to fund the acquisition of operating businesses or assets.
HGI is a holding company that is dependent on the proceeds realized from investments and dividends or distributions from its subsidiaries as its primary source of cash. The ability of HGI’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in its subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. At the same time, HGI’s subsidiaries may require additional capital to grow their businesses. Such capital could come from HGI, retained earnings at the relevant subsidiary or from third-party sources. For example, Front Street will require additional capital in order to engage in reinsurance transactions, including any possible transaction with FGL. We do not expect to receive any dividends from Spectrum Brands through 2011. However, we do expect to receive future dividends from FGL sufficient to fund the interest payments on the 10.625% Notes.
We expect our cash, cash equivalents and investments ($140 million as of September 30, 2010) to continue to be a source of liquidity except to the extent they may be used to fund investments in operating businesses or assets.
Based on current levels of operations, HGI does not have any significant capital expenditure commitments and management believes that its consolidated cash, cash equivalents and investments on hand will be adequate to fund its operational and capital requirements for at least the next twelve months. Depending on the size and terms of future acquisitions of operating businesses or assets, HGI may raise additional capital through the issuance of equity, debt, or both. There is no assurance, however, that such capital will be available at the time, in the amounts necessary or with terms satisfactory to HGI.
Spectrum Brands
Spectrum Brands expects to fund its cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2011 through a combination of cash on hand ($171 million as of September 30, 2010) and cash flows from operations and available borrowings under its $300 million revolving credit facility (the “ABL Revolving Credit Facility”). Going forward, its ability to satisfy financial and other covenants in its senior credit agreements and senior subordinated indenture and to make scheduled payments or prepayments on its debt and other financial obligations will depend on its future financial and operating performance. There can be no assurances that its business will generate sufficient cash flows from operations or that future borrowings under the ABL Revolving Credit Facility will be available in an amount sufficient to satisfy its debt maturities or to fund its other liquidity needs. In addition, the current economic crisis could have a further negative impact on its financial position, results of operations or cash flows. Accordingly, Spectrum Brands has and expects it will continue to use a portion of available cash to repay debt prior to expected maturity, for the purpose of improving its capital structure.
Discussion of Consolidated Cash Flows
Operating Activities. Net cash provided by operating activities was $51 million during Fiscal 2010 compared to $77 million during Fiscal 2009. Cash provided by operating activities from continuing operations was $62 million during Fiscal 2010 compared to $98 million during Fiscal 2009. The $26 million decrease in cash provided by operating activities was primarily due to payments of $47 million related to professional fees from Spectrum Brands’ Bankruptcy Filing and $25 million of payments related to the SB/RH Merger. This was partially offset by an increase in income from continuing operations after adjusting for non-cash items of $34 million in Fiscal 2010 compared to Fiscal 2009. Cash used by operating activities from discontinued operations was $11 million in Fiscal 2010 compared to a use of $22 million in Fiscal 2009. The operating activities of discontinued operations were related to the growing products line. See “Discontinued Operations,” above, as well as Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on the disposal of the growing products line.
Investing Activities. Net cash provided by investing activities was $49 million for Fiscal 2010. For Fiscal 2009 investing activities used cash of $20 million. The $49 million of cash provided in Fiscal 2010 was primarily due to $66 million of HGI cash added to the consolidated balance sheet as of June 16, 2010 in connection with the common control accounting for the Spectrum Brands Acquisition and $26 million from the net maturities of certain of HGI’s investments. This has been partially offset by $40 million in capital expenditures and $3 million of payments related to the SB/RH Merger, net of cash acquired from Russell Hobbs. Net cash used in investing activities in Fiscal 2009 relate to $9 million of cash paid in Fiscal 2009 related to performance fees from the Microlite acquisition and $11 million of capital expenditures.

Financing Activities. In connection with the SB/RH Merger, on June 16, 2010 Spectrum Brands (i) entered into a $750 million Term Loan pursuant to a senior credit agreement (the “Senior Credit Agreement”), (ii) issued $750 million in aggregate principal amount of 9.5% Senior Secured Notes (the “9.5% Notes”) and (iii) entered into the $300 million ABL Revolving Credit Facility. The proceeds from such financing were used to repay its then-existing senior term credit facility (the “Prior Term Facility”) and its then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.
Senior Term Credit Facility
The Term Loan had a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.
The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on our ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, Spectrum Brands and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.
The Term Loan was issued at a 2.00% discount and was recorded net of the $15 million amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining term of the Senior Credit Agreement. During Fiscal 2010, Spectrum Brands recorded $26 million of fees in connection with the Senior Credit Agreement. The fees are classified as Deferred charges and other assets and are being amortized as an adjustment to interest expense over the remaining term of the Senior Credit Agreement.
At September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $750 million.
At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391 million, consisting of principal amounts of $973 million under the U.S. Dollar Term B Loan, €255 million under the Euro Facility ($372 million at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46 million.
At September 30, 2010, Spectrum Brands was in compliance with all covenants under the Senior Credit Agreement.
On February 1, 2011, Spectrum Brands completed the refinancing of our Term Loan, which had an aggregate amount then outstanding of $680,000, with a new Senior Secured Term Loan facility (the “New Term Loan”) at a lower interest rate. The New Term Loan, issued at par and with a maturity date of June 17, 2016, includes an interest rate of LIBOR plus 4%, with a LIBOR minimum of 1%.
9.5% Notes
At September 30, 2010, Spectrum Brands had outstanding principal of $750 million under the 9.5% Notes maturing June 15, 2018.
Spectrum Brands may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.
The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.
At September 30, 2010, Spectrum Brands was in compliance with all covenants under the 2018 Indenture.
The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10 million amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining term of the 9.5% Notes. During Fiscal 2010, Spectrum Brands recorded $21 million of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Deferred charges and other assets and are being amortized as an adjustment to interest expense over the remaining term of the 9.5% Notes.
12% Notes
On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, Spectrum Brands issued $218 million in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at Spectrum Brands option, it may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, Spectrum Brands agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility Spectrum Brands is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 Spectrum Brands gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash. During Fiscal 2010, Spectrum Brands reclassified $27 million of accrued interest from “Other liabilities” to principal in connection with the PIK provision of the 12% Notes.
Spectrum Brands may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.
At September 30, 2010 and September 30, 2009, Spectrum Brands had outstanding principal of $245 million and $218 million, respectively, under the 12% Notes.
The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.
In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.
At September 30, 2010, Spectrum Brands was in compliance with all covenants under the 12% Notes. Spectrum Brands, however, is subject to certain limitations as a result of its Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. Spectrum Brands does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.
In connection with the SB/RH Merger, Spectrum Brands obtained the consent of the note holders to certain amendments to the 2019 Indenture (collectively, the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Principal Stockholders and their affiliates, including HGI, and increased Spectrum Brands’ ability to incur indebtedness up to $1,850 million.

During Fiscal 2010 Spectrum Brands recorded $3 million of fees in connection with the consent. The fees are classified as Deferred costs and other assets and are being amortized as an adjustment to interest expense over the remaining term of the 12% Notes effective with the closing of the SB/RH Merger.
ABL Revolving Credit Facility
The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.
The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of Spectrum Brands and its subsidiaries’, restructuring costs, and other general corporate purposes.
The ABL Revolving Credit Facility carries an interest rate, at Spectrum Brands’ option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility.
The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.
At September 30, 2010, Spectrum Brands was in compliance with all covenants under the ABL Credit Agreement.
During Fiscal 2010 Spectrum Brands recorded $10 million of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Deferred costs and other assets and are being amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.
As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, Spectrum Brands had aggregate borrowing availability of approximately $225 million, net of lender reserves of $29 million.
At September 30, 2010, Spectrum Brands had outstanding letters of credit of $37 million under the ABL Revolving Credit Facility.
Effective as of April 21, 2011, Spectrum Brands amended its ABL Credit Agreement to include, without limitation, the following:
•	The maturity date was extended to April 21, 2016 from June 16, 2014;

•	The interest margins were reduced to, depending on the average availability, either (i) base rate plus a margin equal to 1.00%, 1.25% or 1.50% per annum (previously 2.50%, 2.75% or 3.00%), as applicable, or (ii) LIBOR plus a margin equal to 2.00%, 2.25% or 2.50% per annum (previously 3.50%, 3.75% or 4.00%), as applicable;

•	The unused commitment fees payable by Spectrum Brands were reduced to (i) a rate per annum equal to 0.375% (previously 0.50%) when utilization equals or exceeds 50% of the aggregate commitments under the ABL Revolving Credit Facility and (ii) a rate per annum equal to 0.50% (previously 0.75%) when utilization is less than 50% of such commitments;

•	The covenants in respect of the administrative agent’s inspection rights and certain restrictions on liens, debt, acquisitions, accounts receivable dispositions, restricted payments and prepayments of subordinated debt were amended to be more favorable to, and generally allow greater operational flexibility for, Spectrum Brands; and

•	Amendments to allow for certain internal corporate restructuring transactions to be undertaken by Spectrum Brands.
Interest Payments and Fees
In addition to principal payments on its Senior Credit Facilities, Spectrum Brands has annual interest payment obligations of approximately $71 million in the aggregate under its 9.5% Notes and annual interest payment obligations of approximately $29 million in the aggregate under its 12% Notes. Spectrum Brands also incurs interest on its borrowings under the Senior Credit Facilities and such interest would increase borrowings under the ABL Revolving Credit Facility if cash were not otherwise available for such payments. Interest on the 9.5% Notes and interest on the 12% Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that interest under the 12% Notes is required to be paid by increasing the aggregate principal amount due under the subject notes unless Spectrum Brands elects to make such payments in cash. Effective with the payment date of August 28, 2010, Spectrum Brands elected to make the semi-annual interest payment scheduled for February 28, 2011 in cash. Thereafter, Spectrum Brands may make semi-annual interest payments for the 12% Notes either in cash or by further increasing the aggregate principal amount due under the notes subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect at September 30, 2010, Spectrum Brands estimates annual interest payments of approximately $61 million in the aggregate under its Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. Spectrum Brands is required to pay certain fees in connection with the Senior Credit Facilities. Such fees include a quarterly commitment fee of up to 0.75% on the unused portion of the ABL Revolving Credit Facility and certain additional fees with respect to the letter of credit subfacility under the ABL Revolving Credit Facility.
Off-Balance Sheet Arrangements
Throughout our history, we have entered into indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in certain instances, when we sold businesses. Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of our past operations, costs incurred to settle claims related to these indemnifications have not been material to our financial statements. We have no reason to believe that future costs to settle claims related to our former operations will have a material impact on our financial position, results of operations or cash flows.
Contractual Obligations
The following table summarizes our contractual obligations as of September 30, 2010 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in millions). The table excludes other obligations that have been reflected on our Consolidated Balance Sheet as of September 30, 2010 included in this Report, such as pension obligations.

	Payments Due by Period
			2012 to	2014 to
	Total	2011	2013	2015	After 2015
Operating lease obligations (1)	$178	$35	$60	$34	$49
Debt, excluding capital lease obligations (2)	1,759	20	74	78	1,587
Interest payments, excluding capital lease obligations	1,132	163	320	307	342
Capital lease obligations (3)	12	1	2	2	7
Letters of credit (4)	53	48	2	—	3

Total contractual obligations	$3,134	$267	$458	$421	$1,988

(1)	For more information concerning operating leases, see Note 12 to our Consolidated Financial Statements.

(2)	For more information concerning debt, see Note 7 to our Consolidated Financial Statements.

(3)	Capital lease payments due by fiscal year include executory costs and imputed interest.

(4)	Consists entirely of standby letters of credit that back the performance of certain entities under various credit facilities, insurance policies and lease arrangements.

Seasonality
On a consolidated basis our financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (our first fiscal quarter). Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products typically peaks during the first six months of the calendar year (our second and third fiscal quarters). Small Appliances peaks from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season.
The seasonality of our sales during the last three fiscal years is as follows:
Percentage of Annual Sales

	Fiscal Year Ended
	September 30,
Fiscal Quarter Ended	2010	2009	2008
December	23%	25%	24%
March	21%	23%	22%
June	25%	26%	26%
September	31%	26%	28%
Critical Accounting Policies
Our Consolidated Financial Statements have been prepared in accordance with GAAP and fairly present our financial position and results of operations. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain.
Litigation and Environmental Reserves
The establishment of litigation and environmental reserves requires judgments concerning the ultimate outcome of pending claims against the Company and our subsidiaries. In applying judgment, management utilizes opinions and estimates obtained from outside legal counsel to apply the appropriate accounting for contingencies. Accordingly, estimated amounts relating to certain claims have met the criteria for the recognition of a liability. Other claims for which a liability has not been recognized are reviewed on an ongoing basis in accordance with accounting guidance. A liability is recognized for all associated legal costs as incurred. Liabilities for litigation settlements, environmental settlements, legal fees and changes in these estimated amounts may have a material impact on our financial position, results of operations or cash flows.
If the actual cost of settling these matters, whether resulting from adverse judgments or otherwise, differs from the reserves totaling $9.9 million we have accrued as of September 30, 2010, that difference will be reflected in our results of operations when the matter is resolved or when our estimate of the cost changes.
Valuation of Assets and Asset Impairment
We evaluate certain long-lived assets to be held and used, such as property, plant and equipment and definite-lived intangible assets for impairment based on the expected future cash flows or earnings projections associated with such assets. Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management’s judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.
ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010, Fiscal 2009 and Fiscal 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, Spectrum Brands recorded no impairment charges in Fiscal 2010 and non-cash pretax impairment charges of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively.
We used a discounted estimated future cash flows methodology, third party valuations and negotiated sales prices to determine the fair value of our reporting units (goodwill). Fair value of indefinite-lived intangible assets, which represent trade names, was determined using a relief from royalty methodology. Assumptions critical to our fair value estimates were: (i) the present value factors used in determining the fair value of the reporting units and trade names or third party indicated fair values for assets expected to be disposed; (ii) royalty rates used in our trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. We also tested fair value for reasonableness by comparison to our total market capitalization, which includes both our equity and debt securities. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. In light of a sustained decline in market capitalization coupled with the decline of the fair value of our debt securities, we also considered these factors in the Fiscal 2008 annual impairment testing.
The fair value of the global batteries & personal care, global pet supplies, small appliances and home and garden reporting units exceeded their carry values by 52%, 49%, 13% and 10%, respectively, as of the date of the latest annual impairment testing.
See Note 3, Significant Accounting Policies and Practices, Note 4, Balance Sheet Detail - Properties, Note 6, Goodwill and Intangibles, and Note 9, Discontinued Operations, of our Consolidated Financial Statements for more information about these assets.
Revenue Recognition and Concentration of Credit Risk
We recognize revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectability is deemed reasonably assured. We are generally not obligated to allow for, and our general policy is not to accept, product returns for battery sales. We do accept returns in specific instances related to our electric shaving and grooming, electric personal care, home and garden, small appliances and pet supply products. The provision for customer returns is based on historical sales and returns and other relevant information. We estimate and accrue the cost of returns, which are treated as a reduction of net sales.
We enter into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from us based on the level of their purchases, which require us to estimate and accrue the costs of the promotional programs. These costs are generally treated as a reduction of net sales.

We also enter into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase in cost of sales, based on the type of promotional program. The income statement presentation of our promotional arrangements complies with ASC Topic 605: “Revenue Recognition.” Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If we provide a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.
For all types of promotional arrangements and programs, we monitor our commitments and use statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of our customer-related promotional arrangements and programs are tailored to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.
We also enter into various arrangements, primarily with retail customers, which require us to make an upfront cash, or “slotting” payment, to secure the right to distribute through such customer. We capitalize slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortize the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in net sales and a corresponding asset is reported in “Deferred charges and other assets” in our Consolidated Balance Sheets included in this Report.
Our trade receivables subject us to credit risk which is evaluated based on changing economic, political and specific customer conditions. We assess these risks and make provisions for collectability based on our best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change our estimate of collectability. We extend credit to our customers based upon an evaluation of the customer’s financial condition and credit history and generally do not require collateral. Our credit terms generally range between 30 and 90 days from invoice date, depending upon the evaluation of the customer’s financial condition and history. We monitor our customers’ credit and financial condition in order to assess whether the economic conditions have changed and adjust our credit policies with respect to any individual customer as we determine appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment or securing credit insurance.
See Note 3, Significant Accounting Policies and Practices, of our Consolidated Financial Statements for more information about our revenue recognition and credit policies.
Defined Benefit Plan Assumptions
Our accounting for pension benefits is primarily based on a discount rate, expected and actual return on plan assets and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, we used discount rates of 3.8% to 13.6% in Fiscal 2010 and 5.0% to 11.8% in Fiscal 2009. These rates are based on market interest rates, and therefore fluctuations in market interest rates could impact the amount of pension income or expense recorded for these plans. Despite our belief that the estimates are reasonable for these key actuarial assumptions, future actual results may differ from estimates, and these differences could be material to future financial statements.
The discount rate enables a company to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate as it is based on a review of projected cash flows and on high-quality fixed income investments at the measurement date. A lower discount rate increases the present value of benefit obligations and generally increases pension expense. The expected long-term rate of return reflects the average rate of earnings expected on funds invested or to be invested in the pension plans to provide for the benefits included in the pension liability. We believe the discount rates used are reflective of the rates at which the pension benefits could be effectively settled.
Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between our assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. We used expected returns on plan assets of 4.5% to 8.8% in Fiscal 2010 and 4.5% to 8.0% in Fiscal 2009. Based on the advice of our independent actuaries, we believe the expected rates of return are reflective of the long-term average rate of earnings expected on the funds invested. If such expected returns were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines our pension liability will increase, ultimately increasing future pension expense.
Differences in actual experience or changes in the assumptions may materially affect our financial position or results of operations. Actual results that differ from the actuarial assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods.
See Note 10, Employee Benefit Plans, of our Consolidated Financial Statements for a more complete discussion of employee benefit plans.
Restructuring and Related Charges
Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by us after evaluating detailed analyses of the cost to be incurred. We present restructuring and related charges on a combined basis.
Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustment and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long term assets, lease termination payments and any other items directly related to the exit activities. While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as management executes a restructuring plan.
We report restructuring and related charges associated with manufacturing and related initiatives in “Cost of goods sold.” Restructuring and related charges reflected in “Cost of goods sold” include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented.
We report restructuring and related charges associated with administrative functions in “Restructuring and related charges,” such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in “Restructuring and related charges” include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.
The costs of plans to (i) exit an activity of an acquired company, (ii) involuntarily terminate employees of an acquired company or (iii) relocate employees of an acquired company are measured and recorded in accordance with the provisions of the ASC 805. Under ASC 805, if certain conditions are met, such costs are recognized as a liability assumed as of the consummation date of the purchase business combination and included in the allocation of the acquisition cost. Costs related to terminated activities or employees of the acquired company that do not meet the conditions prescribed in ASC 805 are treated as restructuring and related charges and expensed as incurred.
See Note 14, Restructuring and Related Charges, of our Consolidated Financial Statements for a more complete discussion of our restructuring initiatives and related costs.

Loss Contingencies
Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect our business, financial condition or results of operations.
See further discussion in Note 12, Commitments and Contingencies, of our Consolidated Financial Statements.
Deferred Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting guidance requires these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.
In accordance with ASC 740, we establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax-planning strategies, by individual tax jurisdictions. Changes in industry and economic conditions and the competitive environment may impact the accuracy of our projections. In accordance with ASC 740, during each reporting period we assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, during Fiscal 2009 Spectrum Brands recorded a reduction in the valuation allowance of approximately $363 million. Of the $363 million total, $314 million was recorded as a non-cash deferred income tax benefit and $49 million as a reduction to goodwill. During Fiscal 2008 Spectrum Brands recorded a non-cash deferred income tax charge of approximately $200 million related to increasing the valuation allowance against our net deferred tax assets. As of September 30, 2010, our consolidated valuation allowance was $340 million.
We also apply the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Benefit from (provision for) income taxes.” Our reserve for uncertain tax positions totaled $13.2 million as of September 30, 2010.
See further discussion in Note 8, Income Taxes, of our Consolidated Financial Statements.
We continually update and assess the facts and circumstances regarding these critical accounting matters and other significant accounting matters affecting estimates in our financial statements.